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                                                                  Exhibit 99.14

                         INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this combined Proxy/Prospectus dated June 6, 2003, filed on Form N-14 for MFS/Sun Life Series Trust on behalf of the Global Total Return Series and the Global Asset Allocation Series of our reports dated February 6, 2003, with respect to the financial statements and financial highlights included in the Annual Reports to Shareholders for the year ended December 31, 2002. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of the combined Prospectus/Proxy Statement.



DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP
May 14, 2003
Boston, Massachusetts